SCHEDULE 14A
                                 (Rule 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

           Proxy Statement Pursuant to Section 14(a) of the Securities
                   Exchange Act of 1934 (Amendment No.______)

_X_ Filed by the Registrant
___ Filed by a Party other than the Registrant
___ Check the appropriate box

___ Preliminary Proxy Statement                ___  Confidential, For Use of
                                               the Commission Only (as permitted
                                               by Rule 14a-6(e)(2))

___  Definitive Proxy Statement
_X_  Definitive Additional Materials
___  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                       New Century Energies,Inc.
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                (Name of Registrant as Specified in Its Charter)

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    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box)
  _X_ No fee required

  ___ Fee computed on table below per Exchange Act Rules 14A-6(i )(1) and 0-11

(1)   Title of each class of securities to which transaction applies

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(2) Aggregate number of securities to which transaction applies

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(3)  Per unit price or other underlying value of transaction  computed  pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing is calculated and state how it was determined)

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(4) Proposed maximum aggregate value of transaction.

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(5)   Total fee paid

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___   Fee paid previously with preliminary materials
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___  Check box if any part of the fee is offset as provided by Exchange Act Rule
0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing

(1)   Amount previously paid
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(2)   Form, Schedule or Registration Statement no
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(4)   Date Filed
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

June 1, 1999


Dear NCE Shareholder:

Enclosed is a helpful summary covering our proposed merger with Northern States Power which will create one of the top 10 utilities in the United States. We urge your "yes" vote for the merger, as it will result in many benefits to you, our shareholders, as well as our customers.

I have also included a proxy supplement that discusses the new name we have recently chosen for the combined company -- Xcel Energy Inc. We think this name reflects the values we will hold: excellent service and a focus on our customers
- the qualities that will bring you, our shareholder, ever-increasing value.

The last piece in this package is very important. For your convenience, included is a follow-up proxy card for your vote. If you haven't voted, please do so today. Your board of directors recommends a vote FOR the merger. Your immediate attention to this important matter is greatly appreciated.

Sincerely,

/s/ Bill D. Helton
Bill D. Helton
Chairman

BROCHURE COVER:
Picture of linemen on pole center of page

          When you vote yes for the merger of New Century Energies and
        Northern States Power, you vote for increased financial strength and a better competitive position.

NCE Logo                    WE NEED YOUR VOTE                 NSP Logo
                             PLEASE VOTE YES

INSIDE PANEL COPY:

     We recently mailed to you a proxy statement/prospectus that describes in detail the proposed merger between New Century Energies (NCE) and Northern States Power (NSP). This brochure summarizes the benefits we believe this merger will add to your investment. We urge you to read the proxy materials carefully for a complete description of the merger.

Why the Merger of New Century Energies and
Northern States Power Makes Sense

Picture of lineman on pole.

     Combining NCE's growing core utility business with NSP's sizable, non-regulated business activities, primarily NRG Energy, provides a foundation for incremental growth that could not be achieved on a stand-alone basis. Your Board believes that the common vision shared by both companies, in combination with NCE's and NSP's management, personnel, technical expertise and financial strength, will create a combined company with the capabilities and resources required to succeed and grow in the new competitive energy marketplace.

      That is why NCE is planning to merge with NSP.

Picture of Substation.

      We  believe  that this  merger  of equals  will  benefit  shareholders  by
creating  a  financially   strong  company  with:
  -  enhanced  earnings  growth potential;
  -  continued,  strong  growth  in  our  regulated  businesses;
  -  a foundation to pursue non-regulated growth;
  -  significant cost savings; and
  - the size and scale to compete effectively in the deregulating energy industry.

     For these reasons, we believe the merger of NCE and NSP will offer even greater opportunities to create shareholder value than either company would realize on its own.

What the Merger Means to You, as a New Century Energies Shareholder

      The merger agreement calls for a tax-free, stock-for-stock exchange for shareholders of both companies.

In the merger:
 - You will receive 1.55 common shares of the combined company stock for each share of NCE common stock you own;
 - Each share of NSP common stock will continue as one common share of the combined company;
 - Based on shares outstanding at the date of announcement, NCE shareholders would own approximately 54% of the common equity of the combined company;
 - It is anticipated that the new board of the combined company will adopt the NCE dividend payment level adjusted for the 1.55 exchange ratio.

Customer Benefits

     Both NCE and NSP believe that a key ingredient of the success of the combined company is our shared commitment to customers. By achieving our customer goals, we are ensuring the strength of the combined company and its viability as an investment. Together, NCE and NSP are committed to:

 - remain a  low-cost  energy  supplier
 - provide  high-quality  service
 - offer customers more stable rates
 - feature a broad range of services

Board of Directors Recommends a Vote "For" the Merger

     Your Board of Directors has carefully reviewed and considered the terms and conditions of the merger and believes that they are in the best interests of New Century Energies and its shareholders.

     Your Board has unanimously adopted and approved the merger agreement and recommends that you vote FOR approval of the merger.

Picture of Power Plant

How to Vote on the Merger Proposal

     The merger requires the approval of shareholders representing at least 50% of the outstanding shares of NCE.

  YOUR VOTE IS VERY IMPORTANT - no matter how many shares you own.

Picture of Wind Turbine.

     You can help bring about the benefits anticipated from this merger by voting FOR the proposal. To do this, sign, date and return the enclosed proxy card in the postage-paid envelope provided. Please return your signed proxy card as soon as possible, so that your shares may be represented at the NCE Special Shareholder Meeting. To vote by telephone or the Internet, please follow the step-by-step instructions on your proxy card.

     If you decide later to change your vote, you can do so at any time up to and including NCE's Special Shareholder Meeting, which will be held at 10:00 a.m. local time on June 28, 1999 at the Arvada Center for the Arts and Humanities, located at 6901 Wadsworth Blvd., Arvada, CO.

For More Information

     The proxy statement/prospectus recently sent to you explains the merger proposal in detail and includes a section on risk factors to consider when evaluating the proposed merger. These materials also include information about regulatory approvals required to complete the merger and the dividend level for the combined company.

      We urge you to read carefully the proxy statement/prospectus.

     For further clarification of the merger, or to obtain another copy of the proxy statement, you can call our proxy solicitor, Innisfree M&A Incorporated, toll-free at 1-877-750-5836.

Vote Yes!

Your vote is important. Please vote FOR the merger by signing and submitting the enclosed proxy card. Remember, if you do not submit your proxy card, it will, in effect, count as a vote against the merger.

Picture of Solar Panels

Map of Combined Service Territory for both NCE and NSP Companies.

A Look at the Combined Company

     The service territory of the combined company will stretch from Mexico to the Canadian border, and also will have a strong global presence, with operations in the United Kingdom, Central Europe, Australia and South America.

                                             NSP      NCE   Combined
                                             ---      ---   --------
Financial Information (billions):
      Market value (as of Mar. 24, 1999)   $4.175   $4.446   $8.621
      Total 1998 revenues                  $2.819   $3.611   $6.430
      Total 1998 assets                    $  7.4   $  7.7   $ 15.1

Customer Accounts (millions):
      Electric                                1.4      3.6      5.0
      Gas                                     0.5      1.4      1.9
      Total                                   1.9      5.0      6.9

Generation Capacity (Mw):
      Regulated                             7,149    7,984   15,133
      Nonregulated                          6,340      247    6,587
      Total                                13,489    8,231   21,720

         If you have any questions about the NCE/NSP merger or about the proxy process, please call our proxy solicitor:
                           Innisfree M&A Incorporated
                            Toll free: 1-877-750-5836

Remember:
Your Board and management team urge you to:

  - Read the proxy materials  recently sent to you
  - Complete the proxy card with your FOR vote
  - Sign and date the  proxy  card
  - Mail the card in the enclosed envelope - TODAY!




     NCE LOGO                   WE NEED YOUR VOTE               NSP LOGO
                                 PLEASE VOTE YES

PROXY SUPPLEMENT
(To Joint Proxy Statement/Prospectus dated May 19, 1999)



                          NORTHERN STATES POWER COMPANY
                           NEW CENTURY ENERGIES, INC.

                        JOINT PROXY STATEMENT SUPPLEMENT
                        --------------------------------

     This proxy statement supplement relates to the joint proxy statement/prospectus dated May 19, 1999, which serves as a proxy statement of Northern States Power for its special meeting of shareholders to be held on June 28, 1999 and a proxy statement of New Century Energies for its special meeting of shareholders to be held on June 28, 1999. As described in the joint proxy statement/prospectus, Northern States Power Company and New Century Energies entered into an agreement and plan of merger, dated as of March 24, 1999, providing for a merger of equals transaction.

      Northern States Power and New Century Energies have selected Xcel Energy Inc. as the new name for the combined company. The merger agreement provides that at the effective time of the merger, in addition to an amendment to increase the number of authorized shares of common stock of the combined company from 350 million to one billion, the articles of incorporation of Northern States Power, which will be the articles of incorporation of the combined company, will be amended to reflect this name change. The form of the amendments to the articles of incorporation of the combined company are attached as Annex I to this proxy statement supplement and incorporated in this proxy statement supplement by reference. Annex I hereto replaces in its entirety Annex I to the Plan of Merger attached as Exhibit A to the merger agreement, which was included in the joint proxy statement/prospectus as Appendix A.

      These amendments do not require a separate vote by shareholders of Northern States Power under Minnesota law because they are an integral part of the merger agreement. Thus, by voting to approve the merger agreement and the merger, Northern States Power shareholders are also voting to approve the amendments described above. These amendments will not be put into effect if Northern States Power shareholders do not approve the merger agreement and the merger or if the merger is not completed for any other reason.



Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the securities to be issued under the joint proxy statement/prospectus or determined whether the joint proxy statement/prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                The date of this proxy statement supplement is June 1, 1999

                                                                        Annex I


                                   Amendments
                                       to
                     NSP Restated Articles of Incorporation
                    to be Effective as of the Effective Time


            1. The first sentence of Article I of the Restated Articles of Incorporation of Northern States Power Company (the "NSP Charter") shall be amended to read in its entirety as follows: "The name of this corporation shall be Xcell Energy Inc."

            2. The first paragraph of Article V of the NSP Charter shall be amended to read in its entirety as follows:

            "The total authorized number of shares that may be issued by the Corporation and that the Corporation will henceforth be authorized to have is one billion seven million (1,007,000,000) of the par value per share hereinafter set forth."

            3. Subparagraph 1 of Article V of the NSP Charter shall be amended to read in its entirety as follows:

            "1.   Authorized Number and Classes of Shares

            Such shares shall be divided into two classes to be designated, respectively, Preferred Stock and Common Stock. The total authorized number of shares of Preferred Stock is seven million (7,000,000) having a par value of one hundred dollars ($100.00) per share, and the total authorized number of shares of Common Stock is one billion (1,000,000,000) having a par value of two dollars and fifty cents ($2.50) per share."